Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2012 RESULTS

SAVANNAH, GA (March 15, 2013) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the fourth quarter and fiscal year ended February 2, 2013.

The Company’s 2012 fiscal year contained 53 weeks compared with the traditional 52 weeks in fiscal 2011.  Accordingly, comparisons of total sales for the fourth quarter and full year of fiscal 2012 to the same periods in 2011 are affected by an extra week of sales in 2012.  However, for comparable store sales, the Company is reporting on a comparable weeks basis (e.g. the 14 and 53 weeks ended February 2, 2013 compared with the 14 and 53 weeks ended February 4, 2012).

Financial Highlights — 14-week fourth quarter ended February 2, 2013

Total sales in the 14-week quarter ended February 2, 2013 decreased 1.5% to $175.7 million compared with $178.4 million in the 13-week quarter ended January 28, 2012.  The extra week contributed $8.8 million to total sales in fiscal 2012.  Fourth quarter comparable store sales decreased 11.8%, comparing the 14 weeks ended February 2, 2013 with the 14 weeks ended February 4, 2012.

A net loss of $0.7 million, or $0.05 per diluted share, was recognized in the fourth quarter of 2012 compared with a net loss of $5.3 million, or $0.36 per diluted share, in last year’s fourth quarter.

Financial Highlights — 53-week fiscal year ended February 2, 2013

Total sales in the 53-week fiscal year ended February 2, 2013 increased 2.2% to $654.7 million compared with $640.8 million in the 52-week fiscal year ended January 28, 2012.  Comparable store sales decreased 5.6%, comparing the 53 weeks ended February 2, 2013 with the 53 weeks ended February 4, 2012.

A net loss of $2.2 million, or $0.15 per diluted share, was recognized in fiscal 2012 compared with a net loss of $10.0 million, or $0.69 per diluted share, in fiscal 2011.

The Company opened 4 stores, relocated or expanded 4 others, and closed 2 stores in 2012.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until March 22, 2013, by dialing (402) 977-9140 and entering the passcode, 21645977.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue until March 22, 2013.

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During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after year-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 513 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman & Chief Executive Officer
	(912) 443-2075	(912) 443-3705

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Fourteen Weeks Ended	Thirteen Weeks Ended
	February 2, 2013	January 28, 2012
	(unaudited)	(unaudited)
Net sales	$175,656	$178,356
Cost of sales	118,165	124,532
Gross profit	57,491	53,824
Selling, general and administrative expenses	52,678	52,206
Depreciation and amortization	5,797	6,569
Asset impairment	517	4,209
Loss from operations	(1,501)	(9,160)
Interest income	66	63
Interest expense	(49)	(52)
Loss before income taxes	(1,484)	(9,149)
Income tax benefit	(780)	(3,834)
Net loss	$(704)	$(5,315)

Basic net loss per common share	$(0.05)	$(0.36)
Diluted net loss per common share	$(0.05)	$(0.36)

Weighted average shares used to compute basic net loss per share	14,699	14,606
Weighted average shares used to compute diluted net loss per share	14,699	14,606

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 2, 2013	January 28, 2012
	(unaudited)	(unaudited)
Net sales	$654,653	$640,824
Cost of sales	426,904	420,321
Gross profit	227,749	220,503
Selling, general and administrative expenses	207,411	207,025
Depreciation and amortization	23,950	24,958
Asset impairment	1,177	6,514
Loss from operations	(4,789)	(17,994)
Interest income	260	243
Interest expense	(212)	(79)
Loss before income taxes	(4,741)	(17,830)
Income tax benefit	(2,516)	(7,816)
Net loss	$(2,225)	$(10,014)

Basic net loss per common share	$(0.15)	$(0.69)
Diluted net loss per common share	$(0.15)	$(0.69)

Weighted average shares used to compute basic net loss per share	14,672	14,589
Weighted average shares used to compute diluted net loss per share	14,672	14,589

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	February 2, 2013	January 28, 2012
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$37,263	$41,986
Short-term investment securities	12,771	902
Inventory	141,473	131,526
Other current assets	19,285	28,961
Property and equipment, net	70,995	90,541
Long-term investment securities	5,754	18,840
Other noncurrent assets	4,604	2,021
Total assets	$292,145	$314,777

Liabilities and Stockholders’ Equity:
Accounts payable	$62,690	$78,941
Accrued liabilities	22,564	26,074
Other current liabilities	660	603
Noncurrent liabilities	10,260	12,756
Total liabilities	96,174	118,374

Total stockholders’ equity	195,971	196,403
Total liabilities and stockholders’ equity	$292,145	$314,777